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                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                       INTERNATIONAL SPEEDWAY CORPORATION,

                            PENSKE PERFORMANCE, INC.,

                                    PSH CORP.

                                       and

                               PENSKE CORPORATION,

                            Dated as of May 10, 1999


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


                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                 THE PSH MERGER

     SECTION 1.01.  The PSH Merger.............................................3
     SECTION 1.02.  PSH Effective Time; PSH Closing............................3
     SECTION 1.03.  Effect of the PSH Merger...................................3
     SECTION 1.04.  Certificate of Incorporation; By-laws......................4
     SECTION 1.05.  Directors and Officers.....................................4
     SECTION 1.06.  Conversion of Shares.......................................4
     SECTION 1.07.  Exchange of Certificates; Delivery of Cash Consideration...5
     SECTION 1.08.  Conditions to the Closing..................................5

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                               PSH AND PERFORMANCE

     SECTION 2.01.  Incorporation; Authority Relative to This Agreement........8
     SECTION 2.02.  No Conflict................................................8
     SECTION 2.03.  Capitalization.............................................8
     SECTION 2.04.  Vote Required..............................................9
     SECTION 2.05.  State Takeover Statutes....................................9
     SECTION 2.06.  Accounting and Tax Matters.................................9
     SECTION 2.07.  Investment Purpose.........................................9
     SECTION 2.08.  Operations of PSH..........................................9
     SECTION 2.09.  The Company Shares........................................10
     SECTION 2.10.  Taxes.....................................................10
     SECTION 2.11.  Brokers...................................................10

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT


     SECTION 3.01.  Authority Relative to This Agreement......................11
     SECTION 3.02.  No Conflict...............................................11
     SECTION 3.03.  Parent Common Stock to Be Issued in the PSH Merger........11
     SECTION 3.04.  Vote Required.............................................12

     SECTION 3.05.  State Takeover Statutes...................................12
     SECTION 3.06.  Accounting and Tax Matters................................12
     SECTION 3.07.  Brokers...................................................12

                                   ARTICLE IV

                                    COVENANTS

     SECTION 4.01.  No Disposition or Encumbrance of the Company Shares.......12
     SECTION 4.02.  No Solicitation of Transactions...........................13
     SECTION 4.03.  Regulatory and Other Authorizations; Notices and Consents.13
     SECTION 4.04.  Obligations of PSH........................................14
     SECTION 4.05.  Parent Board Representation...............................14
     SECTION 4.06.  Plan of Reorganization....................................14
     SECTION 4.07.  Tax Indemnification.......................................15
     SECTION 4.08.  General Indemnification...................................15
     SECTION 4.09.  Registration of Shares....................................15
     SECTION 4.10.  Registration Rights.......................................16
     SECTION 4.11.  Survival of Representations and Warranties................16
     SECTION 4.12.  Trademark Agreement.......................................16
     SECTION 4.13.  Waiver of PSH Rights......................................16
     SECTION 4.14.  Keep-Well Agreement.......................................16
     SECTION 4.15.  Minimum Net Worth of Performance..........................16
     SECTION 4.16.  Access to Employees.......................................16

                                    ARTICLE V

                           VOTING AGREEMENT AND PROXY


     SECTION 5.01.  Voting Agreement..........................................17
     SECTION 5.02.  Irrevocable Proxy.........................................17

                                   ARTICLE VI

                                   TERMINATION


     SECTION 6.01.  Termination...............................................18
     SECTION 6.02.  Effect of Termination.....................................19




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                               ARTICLE VII

                              MISCELLANEOUS

     SECTION 7.01.  Notices...................................................19
     SECTION 7.02.  Severability..............................................20
     SECTION 7.03.  Assignment; Binding Effect; Benefit.......................20
     SECTION 7.04.  Specific Performance......................................21
     SECTION 7.05.  Governing Law; Forum......................................21
     SECTION 7.06.  Headings..................................................21
     SECTION 7.07.  Counterparts..............................................21
     SECTION 7.08.  Further Assurances........................................21
     SECTION 7.09.  Entire Agreement; Amendment; Waiver.......................21
     SECTION 7.10.  Public Announcements......................................22
     SECTION 7.11.  Waiver of Jury Trial......................................22

EXHIBITS

EXHIBIT 4.06(b)     PSH CORP. REPRESENTATION LETTER
EXHIBIT 4.06(c)     INTERNATIONAL SPEEDWAY CORPORATION
                    REPRESENTATION LETTER
EXHIBIT 4.10        REGISTRATION RIGHTS AGREEEMENT
EXHIBIT 4.12        TRADEMARK AGREEMENT
EXHIBIT 4.14        KEEPWELL AGREEMENT














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


         MERGER AGREEMENT, dated as of May 10, 1999 (this "Agreement"), by and among International Speedway Corporation, a corporation organized under the laws of the State of Florida ("Parent"), Penske Performance, Inc., a corporation organized under the laws of the State of Delaware ("Performance"), PSH Corp., a corporation organized under the laws of the State of Delaware ("PSH", Performance and PSH together being the "PSH Parties") and solely for the purposes of Section 4.14, Penske Corporation, a corporation organized under the laws of the State of Delaware ("Performance Stockholder").

         WHEREAS, Parent and 88 Corp., a corporation organized under the laws of the State of Delaware ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used herein and not defined shall have the meaning ascribed thereto in the Merger Agreement), with Penske Motorsports, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), which provides, upon the terms and subject to the conditions set forth therein, for the merger of the Company with and into Merger Sub (the "Merger");

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Florida Business Corporation Act (the "FBCA"), PSH will merge with and into Parent (the "PSH Merger");

         WHEREAS, (i) the Board of Directors and stockholders of PSH have determined that the PSH Merger is fair to, and in the best interests of, PSH and its stockholders and has approved and adopted this Agreement, the PSH Merger and the other transactions contemplated by this Agreement and (ii) the Board of Directors of PSH has declared the advisability of this Agreement and the PSH Merger and recommended the approval of this Agreement and the PSH Merger by the stockholders of PSH;

         WHEREAS, the Board of Directors of Parent has (i) determined that the PSH Merger is in the best interests of Parent and its stockholders and has approved and adopted this Agreement, the PSH Merger and the other transactions contemplated by this Agreement in the manner required by the FBCA and (ii) has recommended that the stockholders of Parent vote to approve (A) the issuance of shares of Class A common stock, par value $.01 per share, of Parent ("Parent Common Stock") and (B) the amendment of Parent's Certificate of Incorporation to increase the maximum size of Parent's Board to eighteen members;

         WHEREAS, for federal income tax purposes, the PSH Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that each of the PSH Parties agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each of the PSH Parties has agreed, to enter into this Agreement;

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         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                 THE PSH MERGER

         SECTION 1.01. The PSH Merger. Upon the terms and subject to the conditions set forth in Section 1.08, and in accordance with the DGCL and the FBCA, at the PSH Effective Time (as defined below in Section 1.02), PSH will be merged with and into Parent. As a result of the PSH Merger, the separate corporate existence of PSH shall cease and Parent shall continue as the surviving corporation of the PSH Merger (the "PSH Surviving Corporation").

         SECTION 1.02. PSH Effective Time; PSH Closing. As promptly as practicable and in no event later than the fifth business day following satisfaction or waiver of the conditions set forth in Section 1.08 of this Agreement and Article VII of the Merger Agreement except those conditions that by their nature are to be satisfied as of the PSH Effective Time or the Effective Time, as the case may be (or such other date as may be agreed in writing by the parties hereto), and, in any event, no later than immediately prior to the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of Delaware, Parent and PSH shall cause the PSH Merger to be consummated by filing this Agreement or a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Department of State of the State of Florida (the "PSH Certificates of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the FBCA (the date and time of such filings being the "PSH Effective Time"). Immediately prior to the filing of the PSH Certificates of Merger, a closing will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022 (or such other place as the parties may agree). Notwithstanding anything to the contrary contained in this Agreement, if the Merger Agreement is terminated pursuant to Article VIII thereof, the PSH Merger shall be consummated in the manner set forth herein within five business days after the satisfaction of the conditions set forth in
Section 1.08.

         SECTION 1.03. Effect of the PSH Merger. At the PSH Effective Time, the effect of the PSH Merger shall be as provided in the applicable provisions of the DGCL and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the PSH Effective Time, all the property, rights, privileges, powers and franchises of PSH and Parent shall vest in the PSH Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of PSH and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the PSH Surviving Corporation.


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         SECTION 1.04. Certificate of Incorporation; By-laws. At the PSH
Effective Time, the Certificate of Incorporation of Parent, as in effect immediately prior to the PSH Effective Time, shall be the Certificate of Incorporation of the PSH Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation. At the PSH Effective Time, the By-laws of Parent, as in effect immediately prior to the PSH Effective Time, shall be the By-laws of the PSH Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the PSH Surviving Corporation and such By-laws.

         SECTION 1.05. Directors and Officers. The directors and officers of Parent immediately prior to the PSH Effective Time shall be the initial directors and officers of the PSH Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the PSH Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06. Conversion of Shares. At the PSH Effective Time, by virtue of the PSH Merger and without any action on the part of Parent, PSH or the holders of any of the following securities:

         (a) each share of common stock, par value $.01 per share, of PSH ("PSH Common Stock") issued and outstanding immediately prior to the PSH Effective Time (other than any shares of PSH Common Stock to be canceled pursuant to Section 1.06(b)) shall be canceled, together with all rights in respect thereto, and shall be converted into the right to receive a net amount of $116,156.95 in cash, without interest (the "PSH Cash Amount"), and a fraction (the "PSH Exchange Ratio") of a share of Parent Common Stock equal to the quotient (calculated to the nearest 0.0001) of $271,032.88 divided by the Average Parent Common Stock Price (as defined below); provided that the PSH Exchange Ratio shall not exceed 6,521.092 or be less than 5,071.960; provided, however, that, if the First Exchange Ratio, the Second Exchange Ratio or the Per Share Amount is adjusted pursuant to Section 2.01(g) of the Merger Agreement, then the PSH Cash Amount and the PSH Exchange Ratio shall be adjusted accordingly; and provided further that, if the Merger Agreement is amended to adjust the amount of consideration payable to the stockholders of the Company in the Merger, then the consideration paid under this Section 1.08(a) shall be adjusted accordingly.

         For purposes of this Agreement, "Average Parent Common Stock Price" shall mean the volume weighted average (calculated to the nearest 0.0001) of the volume weighted average prices per share of Parent Common Stock (calculated to the nearest 0.0001), as quoted on the National Association of Securities Dealers Automatic Quotation - National Market System ("NASDAQ/NMS") and reported on the Bloomberg Market Terminal (or such other source as the parties shall agree in writing), for the 20 consecutive NASDAQ/NMS trading days immediately preceding

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    and including the second trading day immediately prior to the date of the
    PSH Effective Time;

         (b) each share of PSH Common Stock held in the treasury of PSH or owned directly by Parent immediately prior to the PSH Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

         (c) (i) each share of Parent Common Stock issued and outstanding immediately prior to the PSH Effective Time shall remain issued and outstanding as one validly issued, fully paid and nonassessable share of Parent Common Stock, and (ii) each share of Class B common stock, par value $.01 per share, of Parent issued and outstanding immediately prior to the PSH Effective Time shall remain issued and outstanding as one validly issued, fully paid and nonassessable share of Class B common stock, par value $.01 per share, of the Surviving Corporation.

         SECTION 1.07. Exchange of Certificates; Delivery of Cash Consideration. At the PSH Effective Time, (i) Parent shall deliver to the registered holders of shares of PSH Common Stock to be converted pursuant to Section 1.06(a) (A) certificates representing the shares of Parent Common Stock issuable pursuant to
Section 1.06(a) and (B) the cash payable pursuant to Section 1.06(a) by wire transfer in immediately available funds to an account or accounts designated in writing by such holders, and (ii) such holders shall deliver to Parent (A) certificates representing the shares of PSH Common Stock to be so converted and
(B) a receipt for the shares of Parent Common Stock and cash received pursuant to this Section 1.07.

         SECTION 1.08. Conditions to the Closing. (a) The obligations of Parent and PSH to consummate the PSH Merger shall be subject to the satisfaction of each of the following conditions:

         (i) no court, arbitrator or governmental body, agency or official located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the PSH Merger illegal or otherwise prohibiting the consummation of the PSH Merger;

         (ii) any waiting period applicable to the consummation of the PSH Merger under the HSR Act shall have expired or been terminated;

         (iii) the issuance of Parent Common Stock contemplated by Section 1.06(a) and the amendment of Parent's Certificate of Incorporation to increase the maximum size of Parent's Board to eighteen members shall have been approved by the requisite affirmative vote or written consent of the stockholders of Parent in accordance with the


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


    rules of the NASD, the FBCA, and Parent's Certificate of Incorporation and By-laws; and

         (iv) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and the prospectus contained within the Proxy Statement shall have been delivered to Performance.

         (b) The obligations of PSH to consummate the PSH Merger shall also be subject to the satisfaction of the following additional conditions:

         (i) each of the representations and warranties of Parent contained in this Agreement and of the Parent and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects as of the PSH Effective Time as though made on and as of the PSH Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 1.08(b)(i) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and PSH shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to such effect;

         (ii) Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement, in each case, to be performed or complied with by each of them on or prior to the PSH Effective Time, and PSH shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to such effect; and

         (iii) PSH shall have received the opinion of Drinker, Biddle & Reath L.L.P., counsel to PSH, based upon representations of Parent and PSH and normal assumptions, to the effect that the PSH Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent and PSH will be a party to the reorganization within the meaning of section 368(b) of the Code, dated on or about the date that is two business days prior to the PSH Effective Time, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Drinker, Biddle & Reath L.L.P. of representation letters from each of Parent and PSH, as contemplated in Section 4.06 of this Agreement. Each such

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    representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the PSH Effective Time.

         (c) The obligations of Parent to consummate the PSH Merger are subject to the satisfaction of the following additional conditions:

         (i) each of the representations and warranties of PSH contained in this Agreement and of the Company contained in the Merger Agreement shall be true and correct in all material respects as of the PSH Effective Time, as though made on and as of the PSH Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 1.08(c)(i) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of PSH and the Company, as the case may be, to such effect;

         (ii) PSH shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement, in each case, to be performed or complied with by each of them on or prior to the PSH Effective Time, and PSH shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of PSH and the Company to such effect; and

         (iii) Parent shall have received the opinion of Shearman & Sterling, counsel to Parent, based upon representations of Parent and PSH and normal assumptions, to the effect that the PSH Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent and PSH will be a party to the reorganization within the meaning of section 368(b) of the Code, dated on or about the date that is two business days prior to the PSH Effective Time, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Shearman & Sterling of representation letters from each of Parent and PSH, as contemplated in Section 4.06 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the PSH Effective Time.

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                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                               PSH AND PERFORMANCE

         The PSH Parties hereby, jointly and severally, represent and warrant to Parent as follows:

         SECTION 2.01. Incorporation; Authority Relative to This Agreement. Each of the PSH Parties is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the PSH Parties has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the PSH Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by each of the PSH Parties and the consummation of the PSH Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of the PSH Parties and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of each of the PSH Parties, enforceable against each of them in accordance with its terms.

         SECTION 2.02. No Conflict. (a) The execution and delivery of this Agreement by each of the PSH Parties do not, and the performance of this Agreement by each of the PSH Parties will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either PSH Party, (ii) conflict with or violate any Law applicable to either of the PSH Parties or by which the assets or properties owned by either of the PSH Parties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, charge or other encumbrance on any asset or property owned by either PSH Party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either PSH Party is a party or by which any of their assets or properties is bound or affected.

         (b) The execution and delivery of this Agreement by either of the PSH Parties do not, and the performance of this Agreement by each of the PSH Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to Governmental Entity, except the pre-merger notification requirements of the HSR Act.

         SECTION 2.03. Capitalization. The authorized capital stock of PSH consists of 10,000 shares of PSH Common Stock of which 1,007.5 shares are issued and outstanding 806 shares of PSH Common Stock are owned by Performance, free and clear of all Liens, and 201.5 are owned by FII (as defined below in Section 2.04). Except as set forth in Section 2.03 of the Disclosure Schedule to this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of PSH or obligating PSH to issue or sell any shares of capital stock of, or other equity interests in, PSH. Except as set forth in Section 2.03 of the Disclosure

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Schedule to this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of PSH Common Stock owned by Performance.

         SECTION 2.04. Vote Required. In accordance with and as required by
Section 228 of the DGCL, Performance and Facility Investments Inc., a corporation organized under the laws of Nevada ("FII"), have each expressed their written consent approving this Agreement, the PSH Merger and the other transactions contemplated by this Agreement and have delivered such consents to PSH, and true and correct copies of such written consents are being delivered to Parent simultaneously with the execution of this Agreement. No other vote or action of the holders of any class or series of capital stock of PSH is necessary to approve this Agreement, the PSH Merger and the other transactions contemplated by this Agreement.

         SECTION 2.05. State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that the restrictions on business combinations contained in Section 203 of the DGCL, to the extent otherwise applicable, will not apply to the PSH Merger and this Agreement, and the transactions contemplated by this Agreement. To the knowledge of PSH, no other state takeover statute is applicable to the PSH Merger or the other transactions contemplated by this Agreement.

         SECTION 2.06. Accounting and Tax Matters. To the knowledge of each of the PSH Parties, neither PSH nor any of its Affiliates has taken or agreed to take any action that would prevent the PSH Merger from constituting a transaction qualifying under Section 368(a) of the Code. There is no agreement, plan or other circumstance that would prevent the PSH Merger from qualifying under section 368(a) of the Code.

         SECTION 2.07. Investment Purpose. Performance is a sophisticated investor and has had independent legal, financial and technical advice relating to this Agreement and the transactions contemplated hereby. Performance is acquiring ownership of the shares of Parent Common Stock issuable pursuant to
Article I for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 2.08. Operations of PSH. PSH is a direct subsidiary of Performance, was formed solely for the purpose of owning shares of Company Common Stock, and except as set forth in Section 2.08 of the Disclosure Schedule to this Agreement has engaged in no other business activities. Except as set forth in Section 2.08 of the Disclosure Schedule hereto, other than the ownership of shares of Company Common Stock, PSH has no other assets, and it has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

         SECTION 2.09. The Company Shares. PSH is the record and beneficial owner of 7,801,875 shares of Company Common Stock (the "Company Shares") free and clear of all Liens. The Company Shares are the only shares of capital stock of the Company owned of record or beneficially by PSH. Except as disclosed in
Section 2.09 of the Disclosure schedule

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to this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares.

         SECTION 2.10. Taxes. (a) (i) All returns and reports in respect of Taxes required to be filed with respect to PSH and any 80% or greater owned subsidiary (including the consolidated federal income tax return which includes PSH and any state tax return that includes PSH or any such subsidiary thereof on a consolidated or combined basis) have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports (insofar as they relate to the activities or income of PSH or any such 80% or greater owned subsidiary thereof) are true, correct and complete in all material respects; (iv) no adjustment relating to such returns has been proposed formally or informally by any tax authority; and (v) from and after December 31, 1995, PSH or any 80% or greater owned subsidiary thereof has been and continues to be a member of the affiliated group (within the meaning of section 1504(a)(1) of the Code) for which the Performance Stockholder files a consolidated return as the common parent, and has not been includible in any other consolidated return for any taxable period for which the statute of limitations has not expired, and none of PSH or any 80% or greater owned subsidiary thereof has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

         (b) PSH has no and will not have any (A) income reportable for a period ending after the PSH Effective Time but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the PSH Effective Time that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction that occurred prior to the PSH Effective Time.

         SECTION 2.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by PSH in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PSH. PSH has no obligation to pay the fees and expenses of Merrill, Lynch, Pierce Fenner & Smith ("Merrill") in connection with the Merger and the other transactions contemplated thereby.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent hereby represents and warrants to the PSH Parties as follows:

         SECTION 3.01. Authority Relative to This Agreement. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the PSH Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the PSH Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the PSH Parties, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms.

         SECTION 3.02. No Conflict. (a) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent, (ii) conflict with or violate any Law applicable to Parent or by which the assets or properties owned by Parent are bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, charge or other encumbrance on any asset or property owned by Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which any either of its assets or properties is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not delay or prevent the consummation of the PSH Merger or the other transactions contemplated hereby.

         (b) The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity, except the pre-merger notification requirements of the HSR Act.

         SECTION 3.03. Parent Common Stock to Be Issued in the PSH Merger. The shares of Parent Common Stock to be issued pursuant to the PSH Merger will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights created by statute, Parent's Certificate of Incorporation or By-laws or any agreement to which Parent is a party or by which Parent is bound.

         SECTION 3.04. Vote Required. The affirmative vote of a majority of the votes cast with respect to the issuance of Parent Common Stock pursuant to
Section 1.06(a) is required to approve such issuance of shares. The affirmative vote of a majority of the votes cast with respect to the amendment of Parent's Certificate of Incorporation to increase the maximum size of Parent's Board of Directors to eighteen members is required to approve such amendment. No other vote of the stockholders of Parent is required by Law, Parent's Certificate of Incorporation, as amended, or By-laws or otherwise in order for Parent to consummate the PSH Merger and the transactions contemplated hereby.

         SECTION 3.05. State Takeover Statutes. The Board of Directors of Parent has taken all actions necessary to ensure that the restrictions on business combinations contained in Section 607.0901 of the Florida Business Corporation Act, to the extent otherwise applicable, will not apply to the PSH Merger and this Agreement and the transactions contemplated by each of these agreements. To the knowledge of Parent, no other state takeover statute is applicable to the PSH Merger or the other transactions contemplated by this Agreement.

         SECTION 3.06. Accounting and Tax Matters. To the knowledge of Parent, neither Parent nor any of its Affiliates has taken or agreed to take any action that would prevent the PSH Merger from constituting a transaction qualifying under section 368(a) of the Code. To the knowledge of Parent, there is no agreement, plan or other circumstance that would prevent the PSH Merger from qualifying under section 368(a) of the Code.

         SECTION 3.07. Brokers. No broker, finder or investment banker (other than Greenhill & Co., L.L.C. and Salomon Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent shall be solely responsible for the fees and expenses of Greenhill & Co., L.L.C. and Salomon Smith Barney.


                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.01. No Disposition or Encumbrance of the Company Shares. (a) PSH agrees that, except as contemplated by this Agreement or as agreed to in writing by Parent, PSH shall not sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on PSH's voting rights, charge or other encumbrance of any nature whatsoever with respect to, any of the Company Shares (or agree or consent to, or offer to do, any of the foregoing).

         (b) Each of the PSH Parties agrees that, except as contemplated by this Agreement or as agreed to in writing by Parent, no PSH Party shall (i) take any action that would make any representation or warranty of the PSH Parties herein untrue or incorrect in any material respect or have the effect of preventing or disabling the PSH Parties from performing each of their obligations, or (ii) directly or indirectly, initiate, solicit or encourage any person or entity to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

         SECTION 4.02. No Solicitation of Transactions. Each of the PSH Parties agrees that it will not, directly or indirectly, and will instruct its officers, directors, employees, agents or advisors or other representatives, not to, directly or indirectly, solicit, initiate or encourage, or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or recommend any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's subsidiaries, to take any such action. Each of the PSH Parties shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person or entity with respect thereto, regarding a Competing Transaction is made. Each of the PSH Parties shall cease and cause to be terminated all existing discussions or negotiations with any person or entity conducted heretofore with respect to a Competing Transaction.

         SECTION 4.03. Regulatory and Other Authorizations; Notices and Consents. Parent and each of the PSH Parties shall use its reasonable efforts to obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any party hereto in connection with the authorization, execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Parent and each of the PSH Parties shall, if necessary, file within five business days after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding.

         SECTION 4.04. Obligations of PSH. Performance shall take all actions and execute all documents or other instruments necessary or desirable (i) to cause PSH to perform its obligations under this Agreement, and (ii) to cause the consummation of the PSH Merger and the other transactions contemplated by this Agreement.

         SECTION 4.05. Parent Board Representation. Parent shall take all necessary action to cause three individuals designated by Performance to be appointed to the Board of Directors of Parent as of the PSH Effective Time, to serve until the next annual election of directors of Parent. In connection with such election and each successive annual election of directors of Parent, Parent shall take all necessary action to include the designee or designees of Performance hereunder as a nominee or nominees for the Board of Directors of Parent recommended by such Board of Directors for election by Parent's stockholders to the Board; provided, however, that if Performance's total ownership interest in Parent is at any time less than the lesser of (i) (A) the number of shares of Parent Common Stock which are issued to Performance in the PSH Merger less (B) the amount of (x) .01 multiplied by (y) the total amount of the issued and outstanding voting securities of Parent calculated as of such time (such amount being the "Outstanding Share Amount"), and (ii) 7.00% of the Outstanding Share Amount, then Performance shall be entitled to designate only two individuals hereunder; provided further that if Performance's total ownership interest in Parent is at any time less than 5.00% of the Outstanding Share Amount, then Performance shall be entitled to designate only one individual hereunder; and provided further that if Performance's total ownership interest in Parent is at any time less than 2.00% of the Outstanding Share Amount, then Performance's rights under this
Section 4.05 shall automatically and without any further action on the part of any of the parties forever terminate and Performance shall no longer be entitled to designate any individuals to serve on the Board of Directors of Parent.

         SECTION 4.06. Plan of Reorganization. (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the PSH Effective Time, each party hereto shall use its best efforts to cause the PSH Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the PSH Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code. Following the PSH Effective Time, neither Parent nor any of its Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the PSH Merger to fail to qualify as a reorganization under section 368(a) of the Code.

         (b) As of the date hereof, to PSH's knowledge there is no reason (i) why PSH would not be able to deliver to PSH's counsel or Parent's counsel, at the date of the legal opinions referred to below, representation letters in the form of Exhibit 4.06(b) hereto, to enable such firms to deliver the legal opinions contemplated by Section 1.08 or (ii) why PSH's counsel or Parent's counsel would not be able to deliver the opinions required by Section 1.08.

         (c) As of the date hereof, to Parent's knowledge there is no reason (i) why Parent would not be able to deliver to PSH's counsel or Parent's counsel, at the date of the legal opinions referred to below, representation letters in the form of Exhibit 4.06(c) hereto, to enable such firms to deliver the legal opinions contemplated by Section 1.08 or (ii) why PSH's counsel or Parent's counsel would not be able to deliver the opinions required by Section 1.08.

         SECTION 4.07. Tax Indemnification. Performance shall indemnify and hold harmless the PSH Surviving Corporation, on an after-tax basis, against the following Taxes and against any loss, damage, liability or expense incurred in contesting or otherwise in connection with any such Taxes: (i) 80% of any and all Taxes imposed on PSH with respect to taxable periods (or portions of taxable periods thereof) of such corporation ending on or before the PSH Effective Time; and (ii) Taxes imposed on any member of any affiliated group (as defined in Section 1504(a)(1) of the Code) with which PSH files or has filed a Tax return on a consolidated or combined basis (other than Taxes attributable to income or gain of PSH). For purposes of this Section 4.07, the "PSH Surviving Corporation" and "Performance," respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than PSH and subsidiaries thereof, except to the extent expressly referenced).

         SECTION 4.08. General Indemnification. Performance shall indemnify and hold Parent and its Affiliates harmless for 80% of any loss, damage, liability or expense suffered by Parent or any Affiliate of Parent arising out of or relating to any breach of a representation or warranty of the PSH Parties set forth in Sections 2.01, 2.02, 2.08, 2.09 and 2.10 (but, with respect to the representations and warranties contained in Sections 2.01 and 2.02, only to the extent such representation or warranty relates to PSH); provided, however, that Performance shall not be required to indemnify anyone hereunder for any loss, damage, liability or expense suffered by Parent that was or is the primary obligation of the Company or was incurred for the primary benefit of the Company and its subsidiaries (it being acknowledged that the fees and expenses of Merrill in connection with the Merger and the transactions contemplated thereby shall be the sole responsibility of the Company); and provided further that Performance shall indemnify and hold harmless Parent for the full amount of any loss, damage, liability or expense suffered by Parent or any Affiliate of Parent arising out of or relating to any breach of any representation or warranty of the PSH Parties set forth in Sections 2.01, 2.02, 2.07 and 2.11 (but, with respect to the representations and warranties contained in Sections 2.01 and 2.02, only to the extent such representation or warranty does not relate to
PSH).

         SECTION 4.09. Registration of Shares. Parent agrees to register under the Registration Statement (as defined in Section 6.01(a) of the Merger Agreement) the shares of Parent Common Stock issuable to Performance in the PSH Merger pursuant to Section 1.06(a).

         SECTION 4.10. Registration Rights. At the PSH Effective Time, Parent and Performance shall enter into a Registration Rights Agreement in the form of
Exhibit 4.10 hereto.

         SECTION 4.11. Survival of Representations and Warranties. The representations and warranties of the PSH Parties contained in Sections 2.03, 2.04, 2.05 and 2.06 shall expire immediately after the PSH Effective Time. The representations and warranties of the PSH Parties contained in Sections 2.01, 2.02, 2.07, 2.08, 2.09, 2.10, and 2.11 shall survive the PSH Merger until the date which is three years after the PSH Effective Time; provided, however, that the representations and warranties herein relating to Tax matters shall survive the PSH Merger until 60 days after the applicable statute of limitations governing such claims.

         SECTION 4.12. Trademark Agreement. At the PSH Effective Time, Parent shall enter into and Performance shall cause Penske System, Inc., a corporation organized under the laws of the State of Delaware, to enter into a Trademark and Tradename Agreement in the form of Exhibit 4.12 hereto.

         SECTION 4.13. Waiver of PSH Rights. On behalf of FII, Parent hereby irrevocably appoints Performance as FII's proxy and attorney to vote and otherwise act with respect to the shares of PSH Common Stock owned by FII with respect to all stockholder actions taken by PSH under or relating to this Agreement.

         SECTION 4.14. Keep-Well Agreement. At the PSH Effective Time, Parent and Performance Stockholder shall enter into a Keep-Well Agreement in the form of Exhibit 4.14 hereto.

         SECTION 4.15. Minimum Net Worth of Performance. Performance hereby covenants and agrees that, if, at any time, it transfers or otherwise disposes of any of its assets, whether in one or a series of transactions (whether related or otherwise), to any of its Affiliates or associates (as defined in Rule 405 of the Securities Act), such that, after such transaction or transactions, the net worth of Performance is less than an amount equal to $50,000,000, then in connection with such transaction or transactions Performance shall cause such transferee or transferees to assume and cause to be fulfilled all of the obligations of Performance set forth in Sections 4.07 and 4.08.

         SECTION 4.16. Access to Employees. Performance agrees to make available to Parent the employees of Performance and its Affiliates whose testimony or presence is necessary to defend any action or investigation by or before any court, arbitrator or Governmental Authority, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Performance or any of its Affiliates and provided further that Parent shall reimburse Performance for any and all costs and expenses including the salary of the employees for the time spent by such employees incurred in complying with this Section 4.16.


                                    ARTICLE V

                           VOTING AGREEMENT AND PROXY

         SECTION 5.01. Voting Agreement. PSH hereby agrees that, from and after the date hereof and until the Merger Agreement shall have been terminated in accordance with Article VIII thereof, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, PSH will vote (or cause to be voted) the Company Shares owned by it (a) in favor of the approval of the Merger and all the transactions contemplated by the Merger Agreement and this Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) except as otherwise agreed to in writing in advance by Parent, against any action, proposal, agreement or transaction that
                                       16
would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement (whether or not theretofore terminated) or in this Agreement; and (c) against any action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Merger, the PSH Merger or this Agreement. PSH shall not enter into any agreement or understanding with any person or entity to vote the Company Shares or give instructions in any manner inconsistent with this Section
5.01. PSH acknowledges receipt and review of a copy of the Merger Agreement.

         SECTION 5.02. Irrevocable Proxy. PSH hereby irrevocably appoints Parent, and each of its officers, as PSH's attorney and proxy pursuant to the provisions of Section 212(c) of the General Corporation Law of the State of Delaware, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Company Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 5.01. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM PSH MAY TRANSFER ANY OF THE COMPANY SHARES IN BREACH OF THIS AGREEMENT. PSH hereby revokes all other proxies and powers of attorney with respect to the Company Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by PSH with respect thereto. All authority herein conferred or agreed to be conferred shall survive the termination of the irrevocable proxy and any obligation of PSH under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of PSH.


                                   ARTICLE VI

                                   TERMINATION

         SECTION 6.01. Termination. This Agreement may be terminated and the PSH Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the PSH Effective Time, notwithstanding any requisite stockholder approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

         (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and PSH;

         (b) by either Parent or PSH, if the PSH Effective Time shall not have occurred on or before December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 6.01(b) shall not be available to any party whose failure to fulfill any covenant under this Agreement has been the cause of, or resulted in, the failure of the PSH Effective Time to occur;

         (c) by either Parent or PSH, if any Governmental Entity shall have issued an Order or taken any other action permanently restraining or enjoining or otherwise prohibiting the PSH Merger or any of the transactions contemplated by this Agreement and such Order shall be final and nonappealable;

         (d) by PSH if the approval of the issuance of Parent Common Stock in the PSH Merger pursuant to Section 1.06 shall fail to receive the requisite vote for approval of the stockholders of Parent;

         (e) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the PSH Parties set forth in this Agreement or on the part of the Company set forth in the Merger Agreement, or if any representation or warranty of the PSH Parties or the Company in the Merger Agreement shall have become untrue, in either case such that the conditions set forth in Section 1.08(c)(i) would not be satisfied ("Terminating PSH Breach"); provided, however, that, if such Terminating PSH Breach is curable by the PSH Parties through the exercise of its reasonable efforts and for so long as the PSH Parties continue to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 6.01(e); or

         (f) by the PSH Parties upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement or on the part of the Parent or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub under the Merger Agreement shall have become untrue, in either case such that the conditions set forth in Section 1.08(b)(i) would not be satisfied ("Terminating Parent PSH Breach"); provided, however, that, if such Terminating Parent PSH Breach is curable by Parent through the exercise of their respective reasonable efforts and for so long as Parent and PSH Parties continue to exercise such reasonable efforts, the PSH Parties may not terminate this Agreement under this Section 6.01(f).

         SECTION 6.02. Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, or the PSH Parties or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.01. Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.01):

         if to Parent:

                 International Speedway Corporation
                 1801 W. International Speedway Blvd.
                 Daytona Beach, FL 32114
                 Facsimile No.:  (904) 947-6884
                 Attention: W. Garret Crotty, Esq.

         with a copy to:

                 Shearman & Sterling
                 599 Lexington Avenue
                 New York, New York 10022
                 Facsimile No.:  (212) 848-7179
                 Attention:  John A. Marzulli, Jr., Esq.

         if to the PSH Parties:

                 Penske Motorsports, Inc.
                 13400 West Outer Drive
                 Detroit, MI 48239-4001
                 Facsimile No.:  (313) 592-7332
                 Attention:  Roger S. Penske

         with a copy to:

                 Penske Motorsports, Inc.
                 13400 West Outer Drive
                 Detroit, MI 48239-4001
                 Facsimile No.:  (313) 592-7332
                 Attention:  Robert H. Kurnick, Jr., Esq.

         SECTION 7.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         SECTION 7.03. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement to an Affiliate of Parent without the consent of the other parties hereto, provided that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 7.04. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         SECTION 7.05. Governing Law; Forum. Except to the extent that the provisions hereof with regard to the Merger relate to the internal affairs of PSH and therefore are governed by the DGCL, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. All actions and proceedings arising out of or relating to this Agreement may be heard and determined in any State or federal court of competent jurisdiction located in the County of New York, State of New York. In connection therewith, each of the parties to this Agreement irrevocably
(i) consents to submit itself to the personal jurisdiction of the State and federal courts of competent jurisdiction located in the County of New York, State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) hereby consents to service of process pursuant to the notice provisions set forth in Section 7.01.

         SECTION 7.06. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 7.07. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 7.08. Further Assurances. Each of the parties will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         SECTION 7.09. Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. This Agreement may not be amended or terminated except by an instrument in writing signed by all the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         SECTION 7.10. Public Announcements. Except as may be required by applicable Law or the rules of any securities exchange on which the shares of any party are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         SECTION 7.11. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.


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                                       21

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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                     INTERNATIONAL SPEEDWAY
                                     CORPORATION


                                     By: /s/ Roger S. Penske
                                        ----------------------------------------
                                        Name:   Roger S. Penske
                                        Title:  Chairman



                                     PENSKE PERFORMANCE, INC.


                                     By: /s/ Roger S. Penske
                                        ----------------------------------------
                                        Name:   Roger S. Penske
                                        Title:  President

                                     PSH CORP.


                                     By: /s/ Roger S. Penske
                                        ----------------------------------------
                                        Name:   Roger S. Penske
                                        Title:  Chairman


PENSKE CORPORATION
Solely as to Section 4.14


By: /s/ Roger S. Penske
   ----------------------------------
Name:   Roger S. Penske
Title:  Chairman